Exhibit 99.1

FOR IMMEDIATE RELEASE
JANUARY 26, 2004
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP REPORTS

RECORD EARNINGS

     Munster, Indiana — The NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported record earnings of $5.9 million for 2003, compared to $5.5 million for 2002. This year’s earnings represent an 8% increase over the prior year. For 2003, earnings per basic share was $2.16 and earnings per diluted share was $2.13. Return on assets (ROA) for the year was 1.20% and return on equity (ROE) was 14.65%.

     David Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to strong core earnings, increased noninterest income from banking activities, operating efficiencies, and high asset quality.

     “Our solid performance in 2003 resulted in record earnings for Peoples Bank. There are signs that the national economy is poised for recovery and that brightens the outlook for Northwest Indiana. We remain confident that our community will continue to weather the strains on the manufacturing sector and manufacturing jobs,” Bochnowski said.

     During 2003 total assets grew $20.8 million, to $508.8 million. Loan growth totaled $29.4 million, or 7.7%, with increases taking place in construction and development loans, commercial real estate loans, residential loans, and loans to local governmental agencies. Loan growth was funded with retail deposits, low cost borrowings, and a reduction in short-term investments. Core accounts, which include checking, savings, money market, and sweep accounts, grew $14.2 million, or 6.3%. Balances in these accounts represented 51.5% of the Bancorp’s total funds at year end.

     Core earnings, or net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $18.8 million for 2003 compared to $17.7 million for 2002, an increase of 6.6%. The Bancorp’s net interest margin, net interest income divided by average interest-earning assets, was 4.04% for the current year, compared to 3.99% for 2002.

     “The Bank’s strategic focus continues to be on our core business, lending to consumers and commercial customers while growing our checking, deposit, and investment services. As a result the Bank was able to increase core income despite the falling interest rate environment that prevailed in 2003,” Bochnowski noted.

     Noninterest income from banking activities increased by 11.0%. The improvement was due to increased income from fees and service charges and gains taken on the sale of loans because of the change in the current interest rate environment.

     The Bancorp’s focus on being a low cost provider of high quality services is reflected in an efficiency ratio of 55.2% for the year. The ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the year and indicates the Bank’s ability to manage operating costs.

     Despite the current general economic pressures, the Bank’s non-performing loans to total assets remains at the manageable level of 0.34%, with no foreclosed real estate reported. The Bancorp continues to maintain an adequate reserve for loan losses that was 0.92% of total loans at December 31st.

     At the end of 2003 shareholders equity stood at $41.6 million or 8.2% of total assets. The book value of the Bancorp’s stock stood at $15.09 at year-end.

     “The Bank’s earnings increase has expanded our capital base so that we can leverage our position through growth to better serve our customers and community. At the end of 2003 Peoples Bank’s assets exceeded $500 million, a milestone for our company,” Bochnowski noted.

     During the year, the construction of a state-of-the-art corporate center was completed in Munster, Indiana. The Bancorp’s administrative offices, loans, operations, information technology and risk management occupy the Corporate Center. The new facility affords the Bancorp the opportunity to continue offering superior customer service, while providing for future growth and operating efficiencies.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at provides information on the Bank’s products, services, interest rates and investor relations.

     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area and competition. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission.